Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements present the combination of the historical financial statements of Iovance Biotherapeutics, Inc. (the “Company” or “Iovance”), and Clinigen SP Limited (a carve-out of the Proleukin Business from Clinigen (defined below)), which is referred to as Proleukin (defined below), adjusted to give effect to the transactions contemplated by the Option Agreement dated January 23, 2023 by and among Iovance, its newly formed, wholly owned subsidiary, Iovance Biotherapeutics UK Ltd (“Purchaser”), Clinigen Holdings Limited, Clinigen Healthcare Limited, and Clinigen, Inc (collectively, “Clinigen” or the “Sellers”). The Option Agreement provides for, among other things, the acquisition by Iovance of the worldwide rights in Proleukin® (“Proleukin”) as well as the manufacturing, supply, commercialization and the generation of income from such rights and associated operations from the Sellers (the “Acquisition”) in exchange for cash and contingent consideration. The Acquisition was completed on May 18, 2023.

The Acquisition is reflected in the pro forma condensed combined financial statements in accordance with Financial Reporting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, and FASB ASC 350, Intangibles – Goodwill and Other. Based on the terms of the Option Agreement, Iovance has been determined to be the acquirer for accounting purposes and the Company has preliminarily concluded the Acquisition will be treated as an asset acquisition as it does not meet the definition of a business under ASC 805, and is accounted for in accordance with the “Acquisition of Assets Rather Than a Business” subsections of ASC 805-50 by using a cost accumulation model.

The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, which is herein referred to as “Article 11”. Article 11 provides simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 gives effect to the Acquisition as if it had occurred on March 31, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and the quarter ended March 31, 2023 give effect to the Acquisition as if it had occurred on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements should be read in conjunction with Iovance’s separately filed historical consolidated financial statements and the historical Proleukin combined carve-out financial statements and accompanying notes filed as exhibits to this Form 8-K/A. The pro forma adjustments are preliminary and are based upon available information and certain assumptions, as described in the accompanying notes to the unaudited pro forma condensed combined financial statements, which the Company believes are reasonable under the circumstances.

Actual results and valuations may differ materially from the assumptions within the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or results of operations to be expected in future periods or the results that actually would have been realized had the Acquisition occurred during the specified periods and do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Acquisition.  The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of the combined company following the Acquisition.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2023

(in thousands, except share and per share information)

	Iovance Biotherapeutics, Inc.
	Unaudited Pro Forma Condensed Combined Balance Sheet
	As of March 31, 2023
	Iovance Biotherapeutics Inc. As of March 31, 2023	Proleukin ® As of December 31, 2022	Adjustments to Proleukin's ® Historical Financial Statements (Note 4)	Proleukin ® As Adjusted	Transaction Accounting Adjustments	Note Ref	Iovance Biotherapeutics Inc. Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$543,484	$30	-	$30	$(220,041)	A	$323,473
Inventories	-	6,313	(4,339)	1,974	7,714	A	9,688
Trade receivables	-	4,610	(4,610)	-	-		-
Short-term investments	82,808	-	-	-	-		82,808
Prepaid expenses and other assets	11,489	394	(394)	-	-		11,489
Total Current Assets	637,781	11,347	(9,343)	2,004	(212,327)		427,458
Property and equipment, net	109,923	-	-	-	-		109,923
Operating lease right-of-use assets	70,431	-	-	-	-		70,431
Restricted cash	6,430	-	-	-	-		6,430
Long-term assets	202	-	-	-	-		202
Non-current assets
Intangibles, net	-	155,848	(155,848)	-	280,597	A	280,597
Deferred tax assets	-	5,412	(5,412)	-	-		-
Total non-current assets	186,986	161,260	(161,260)	-	280,597		467,583
Total Assets	$824,767	$172,607	$(170,603)	$2,004	$68,270		$895,041
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	31,572	4,258	(4,258)	-	(1,636)	A	29,936
Accrued expenses	43,088	-	-	-	(1,654)	A	41,434
Operating lease liabilities	12,614	-	-	-	-		12,614
Refund liabilities	-	3,689	(3,689)	-	-		-
Onerous supply provision	-	1,668	(1,668)	-	-		-
Total Current Liabilities	87,274	9,615	(9,615)	-	(3,290)		83,984
Non-Current Liabilities
Operating lease liabilities - non-current	69,612	-	-	-	-		69,612
Deferred tax liability	-	-	-	-	70,149	A	70,149
Long-term note payable	1,000	-	-	-	-		1,000
Total Non-Current liabilities	70,612	-	-	-	70,149		140,761
Total Liabilities	$157,886	$9,615	$(9,615)	$-	$66,859		$224,745
Stockholders' Equity
Parent company net investment	-	154,949	(154,949)	-	-		-
Series A Convertible Preferred stock, $0.001 par value; 17,000 shares designated, 194 shares issued and outstanding as of March 31, 2023	-	-	-	-	-		-
Series B Convertible Preferred stock, $0.001 par value; 11,500,000 shares designated, 2,842,158 shares issued and outstanding as of March 31, 2023	3	-	-	-	-		3
Common stock $0.000041666 par value; 300,000,000 shares authorized, 224,358,979 issued and outstanding as of March 31, 2023	9	-	-	-	-		9
Accumulated other comprehensive (loss) profit	(126)	8,043	(8,043)	-	-		(126)
Additional paid-in capital	2,342,703	-	-	-	-		2,342,703
Accumulated deficit	(1,675,708)	-	-	-	3,415	A	(1,672,293)
Total Stockholders' Equity	666,881	162,992	(162,992)	-	3,415		670,296
Total Liabilities and Stockholders' Equity	$824,767	$172,607	$(172,607)	$-	$70,274		$895,041

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2023

(in thousands, except share and per share information)

	Iovance Biotherapeutics, Inc.
	Unaudited Pro Forma Condensed Combined Statement of Operations
	For the three months ended March 31, 2023
	Iovance Biotherapeutics Inc. For the Three Months Ended March 31, 2023	Proleukin ® For the Three Months Ended December 31, 2022	Adjustments to Proleukin's ® Historical Financial Statements (Note 4)	Proleukin ® As Adjusted	Transaction Accounting Adjustments	Note Ref	Iovance Biotherapeutics Inc. Pro Forma Combined	Note Ref
Revenues	$-	$12,186	$-	$12,186			$12,186
Cost of revenues	-	4,429	(3,437)	992	4,667	AA	5,659
Gross profit	-	7,757	3,437	11,194	(4,667)		6,527
Costs & expenses
Research and development	82,734	-	-	-	-		82,734
Selling, general and administrative	28,122	1,624	(644)	980	51	AA	26,067
					329	CC
					(3,415)	GG
Total costs and expenses / (income)	110,856	1,624	(644)	980	(3,035)		108,801
(Loss) / income from operations	(110,856)	6,133	4,081	10,214	(1,632)		(102,274)
Other income (expense)
Interest income, net	3,486	-	-	-	-		3,486
Income tax (expense) benefit	-	(1,459)		(1,459)	1,179	EE	(280)
Net (loss) income	$(107,370)	$4,674	$4,081	$8,755	$(453)		$(99,068)

Net loss per common share, basic and diluted	$(0.50)	-					$(0.46)	FF
Weighted average shares of common stock outstanding, basic and diluted	213,694						213,694

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2022

(in thousands, except share and per share information)

	Iovance Biotherapeutics, Inc.
	Unaudited Pro Forma Condensed Combined Statement of Operations
	For the year ended December 31, 2022
	Iovance Biotherapeutics Inc. For the Year Ended December 31, 2022	Proleukin ® For the Twelve Months Ended December 31, 2022	Adjustments to Proleukin's ® Historical Financial Statements (Note 4)	Proleukin ® As Adjusted	Transaction Accounting Adjustments	Note Ref	Iovance Biotherapeutics Inc. Pro Forma Combined	Note Ref
Revenues	$-	$27,904	$-	$27,904	$-		$27,904
Cost of revenues	-	19,972	(13,785)	6,187	18,666	AA	32,567
					7,714	BB
Gross profit	-	7,932	13,785	21,717	(26,380)		(4,663)
Cost and expenses
Research and development	294,781	-	300	300	-		295,081
Selling, general and administrative	104,097	4,482	(2,277)	2,205	204	AA	108,846
					1,316	CC
					1,024	DD
Impairment of intangible assets	-	2,661	(2,661)	-	-		-
Total costs and expenses / (income)	398,878	7,143	(4,638)	2,505	2,544		403,927
(Loss) / income from operations	(398,878)	789	18,423	19,212	(28,924)		(408,590)
Other income (expense)
Interest income, net	2,985	-	-	-	-		2,985
Income tax (expense) benefit	-	(3,450)		(3,450)	4,718	EE	1,268
Net (loss) income	$(395,893)	$(2,661)	$18,423	$15,762	$(24,206)		$(404,337)

Net loss per common share, basic and diluted	$(2.49)						$(2.54)	FF
Weighted average shares of common stock outstanding, basic and diluted	159,259						159,259

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of the Transaction

On January 23, 2023, Iovance and its newly formed, wholly owned subsidiary, Iovance Biotherapeutics UK Ltd, entered into an Option Agreement with Clinigen pursuant to which Iovance acquired the worldwide rights in Proleukin as well as the manufacturing, supply, commercialization and the generation of income from such rights and associated operations. The Acquisition was completed on May 18, 2023.

For accounting purposes, the transaction was accounted for as an asset acquisition in accordance with FASB ASC 805, Business Combinations, and FASB ASC 350, Intangibles—Goodwill and Other. The Company determined that the Acquisition will be treated as an asset acquisition as it does not meet the definition of a business under ASC 805, and is accounted for in accordance with the “Acquisition of Assets Rather Than a Business” subsections of ASC 805-50 by using a cost accumulation model.

Consideration paid to Clinigen in the Acquisition consisted of:

•	an upfront payment of approximately $207.2 million (or £166.9 million) and a payment for certain inventory of approximately $3.0 million (or £2.4 million); and
•	transaction costs of $9.9 million (including Proleukin transaction costs of $2.1 million).

The Option Agreement additionally provides for future contingent cash payments consisting of:

•	a milestone payment upon first approval of Lifileucel in advanced melanoma;
•	deferred consideration based on double digit rates on global net sales (as defined in the Option Agreement) payable from the Company to Sellers following the completion of the transaction for the applicable deferred consideration term; and
•	earnout payments payable from the Company to Sellers following the completion of the transaction if deferred consideration payments are equal or greater to the required deferred consideration amount (as defined in the Option Agreement) at any time prior to the applicable deferred consideration term.

As the transaction was accounted for as an asset acquisition and the future contingent cash payments meet various scope exceptions under ASC 815, Derivatives and Hedging, and are not considered probable on the acquisition date under ASC 450, Contingencies, the contingent payments are not included in the initial consideration for the Acquisition.

Note 2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X and reflect transaction accounting adjustments management believes are necessary to present fairly the Company’s pro forma results of operations following the closing of the Acquisition for the periods presented.

Iovance has a fiscal year end of December 31 and Proleukin has a fiscal year end of June 30. To comply with SEC rules and regulations for companies with different fiscal year ends, the pro forma combined financial information has been prepared utilizing different periods as permitted by Regulation S-X. The unaudited pro forma condensed combined balance sheet as of March 31, 2023 combines the unaudited condensed consolidated balance sheet of Iovance as of March 31, 2023 and the unaudited interim condensed combined statement of financial position of Proleukin as of December 31, 2022.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines Iovance’s historical audited consolidated statement of operations for the year ended December 31, 2022 with Proleukin’s unaudited interim condensed combined statement of profit or loss for the twelve months ended December 31, 2022. Proleukin’s financial results for the twelve-month period ended December 31, 2022, were derived by adding the Proleukin results for the year ended June 30, 2022 to the Proleukin results for the six-month period ended December 31, 2022 and subtracting the Proleukin results for the six-month period ended December 31, 2021. Proleukin’s revenue and loss for the six months ended December 31, 2021, which is excluded from the unaudited pro forma condensed combined statement of operations, were $12.9 million and $1.7 million, respectively.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 combines Iovance’s historical unaudited condensed consolidated statement of operations for the three months ended March 31, 2023 with Proleukin’s unaudited interim condensed combined statement of profit or loss for the three months ended December 31, 2022. Proleukin’s revenue and profit for the three months ended December 31, 2022, which is included in the unaudited pro forma condensed combined statements of operations for both the year ended December 31, 2022 and the quarter ended March 31, 2023, were $12.2 million and $4.6 million, respectively.

The historical financial statements of Iovance were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The historical financial statements of Proleukin were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The Company reviewed to determine any adjustments necessary to convert Proleukin’s historical financial statements prepared in accordance with IFRS to Iovance’s basis of accounting under U.S. GAAP – see Note 4.

Given the Company’s history of net losses and valuation allowance, management estimated a pro forma annual effective income tax rate of 0%. Therefore, the adjustments to the pro forma condensed combined statements of operations do not reflect any additional income tax adjustment.

There were no existing contractual relationships between the Company and Clinigen during the periods for which the unaudited pro forma condensed combined financials statements are presented.

These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings from operating efficiencies, revenue synergies, differences in stand-alone costs or costs for the integration of Proleukin’s operations. These unaudited pro forma condensed combined financial statements do not purport to represent what the actual consolidated results of operations of Iovance would have been had the Acquisition been completed on the dates assumed, nor are they indicative of future consolidated results of operations or consolidated financial position. Any transaction, separation or integration costs will be expensed in the appropriate accounting periods after completion of the Acquisition.

Note 3. Accounting Policies

As part of preparing these unaudited pro forma condensed combined financial statements, Iovance conducted a preliminary review of the accounting policies of Proleukin to determine if differences in accounting policies require reclassification or adjustment to conform to Iovance’s accounting policies and classifications, noting none aside from the IFRS to U.S. GAAP differences detailed in Note 4.

The unaudited pro forma condensed combined financial statements may not reflect all reclassifications necessary to conform Proleukin’s presentation to that of Iovance due to limitations on the availability of information as of the date of the Form 8-K/A to which these unaudited pro forma condensed combined financial statements are filed as an exhibit. After completion of the Acquisition, Iovance will further review Proleukin’s accounting policies. As a result of that review, Iovance may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Note 4. Adjustments to Proleukin’s Historical Financial Statements

Amounts Not Acquired

The unaudited pro forma condensed combined balance sheet was adjusted to eliminate Proleukin assets and liabilities that the Company did not acquire under the terms of the Option Agreement. The table below summarizes the assets and liabilities in Proleukin’s historical balance sheet that were not acquired by Iovance and therefore are not included the unaudited pro forma condensed combined balance sheet:

March 31, 2023 Amounts not Acquired
(in thousands)
Trade receivables	$4,610
Prepaid expenses and other assets	394
Inventories (1)	4,339
Intangibles, net	155,848
Deferred tax assets	5,412
Total assets not acquired	170,603
Accounts payable	4,258
Refund liabilities	3,689
Onerous supply provision	1,668
Total liabilities not acquired	9,615

(1) Reflects excess inventory as recorded on the Proleukin unaudited interim condensed combined statement of financial position that was not acquired by Iovance under the terms of the Option Agreement.

The table below summarizes the amounts in Proleukin’s historical statements of operations that relate to items not acquired by Iovance and therefore are not included the unaudited pro forma condensed combined statements of operations:

	Amounts not Acquired
	12 Months Ended December 31, 2022	3 Months Ended March 31, 2023
	(in thousands)
Impairment of intangible assets not acquired	$2,661	$-
Amortization expense on intangible assets not acquired	13,785	3,437
Historical compensation expense for employees not retained	2,277	644

Amortization expense related to intangible assets acquired in the Acquisition is recorded in adjustment AA.  Employee-related expense related to employees retained by Iovance is recorded in adjustment CC.

Conversion to U.S GAAP

As noted above, the historical financial statements of Proleukin were prepared in accordance with IFRS. The Company reviewed to determine any adjustments necessary to convert Proleukin’s historical financial statements to Iovance’s basis of accounting under U.S. GAAP and one adjustment was noted.

Under IFRS, costs related to the development of the low-dose version of Proleukin were capitalized starting when management determined the capitalization criteria were met. These costs should be expensed as incurred under U.S GAAP. The Proleukin balances under the column ‘Proleukin ® as Adjusted’ in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 have been adjusted to expense $0.3 million of research and development expenditures incurred during the period. No such expenses were incurred during the three months ended March 31, 2023. The intangible asset balance relating to capitalized research and development under IFRS was removed from the unaudited pro forma condensed combined balance sheet as part of the 'Amounts not Acquired’ discussed above.

Note 5. Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

The following adjustments are reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2023:

A.	Represents the allocation of the total cost of the acquisition to the acquired non-monetary assets based on their relative fair values.

The following table summarizes the total cost of the acquisition:

Amount (in thousands)
Cash	$210,230
Buyer Reimbursement of Seller Costs (1)	2,142
Total consideration	$212,372
Buyer Acquisition Costs (1)	7,794
Total Cost of Acquisition	$220,166

(1)      Includes legal, accounting and miscellaneous expenses directly attributable to the Acquisition.

The following table summarizes the preliminary allocation of the above purchase consideration based on the relative fair value of the assets acquired:

Amount (in thousands)
Cash and cash equivalents	$30
Inventory	9,688
Developed technology	279,984
Assembled workforce	613
Deferred tax liability	(70,149)
Total Cost of Acquisition	$220,166

The fair value of the developed technology acquired in the Acquisition was recognized on the basis of relative fair value in accordance with ASC 805, which was estimated using an income approach, specifically the multi-period excess earnings method. The significant assumptions utilized in estimated fair value of the developed technology include the Company’s projections for revenue, gross margin, operating expenses, return on contributory assets, the remaining useful life of the technology, and a discount rate of 15.5%.

The fair value of the assembled workforce acquired in the Acquisition was recognized on the basis of relative fair value in accordance with ASC 805, which was estimated using a replacement cost new less depreciation method. The significant assumptions utilized in the estimated fair value of the assembled workforce include Company projections of salary and benefits.

The deferred tax liability arose from basis differences in acquired intangibles. The deferred tax liability and resulting adjustment to the carrying amount of the acquired intangibles was calculated using the simultaneous equations method under ASC 740 Income Taxes. The initial temporary difference was calculated based on the book to tax basis differences which were applied to a factor resulting in an estimated deferred tax liability of $70.1 million. Such liability was allocated to the intangible assets acquired on a relative fair value basis The tax rate was based on the estimated statutory rates in the UK as this is where the intangible assets are located, although such rate is not necessarily indicative of the effective tax rate of the combined company.

This adjustment includes the settlement of transaction costs that were recorded in Accounts payable and Accrued expenses as of March 31, 2023 and the impact to Accumulated deficit resulting from the reversal of these expenses pursuant to adjustment EE.

The following adjustments are reflected in the unaudited pro forma condensed combined statements of operations for the year ended December, 31, 2022 and for the three months ended March 31, 2023, respectively:

AA.	Reflects amortization expense recorded on the acquired intangible assets for the year ended December 31, 2022 and three months ended March 31, 2023 based on their estimated useful lives. The amortization expense related to the Developed technology intangible asset is recorded to Cost of revenues and the amortization expense related to the Assembled workforce is recorded to Selling, general and administrative expense.

(amounts in thousands)	Preliminary Purchase Price Allocation	Useful Life	Amortization - Year Ended December 31, 2022	Amortization - Three Months Ended March 31, 2023
Developed technology	$279,984	15.00	$18,666	$4,667
Assembled workforce	613	3.00	204	51
	$280,597		$18,870	$4,718

BB.	Reflects the recognition of the fair value step-up of inventory acquired into Costs of revenues. The inventory acquired is expected to be sold within twelve months following the acquisition and therefore the fair value step-up is fully recognized during the year ended December 31, 2022.

CC.	Reflects employee expenses consisting of salaries and benefits expected to be incurred in relation to Proleukin employees retained by Iovance in the period following the acquisition.

DD.	Reflects expenses expected to be incurred under the Transition Services Agreement entered into between Clinigen and Iovance upon close of the Acquisition. Fees under the Transition Services Agreement are a non-recurring item and are in effect for a twelve-month period following the Acquisition.

EE.	Reflects amortization of the deferred tax liability recognized in connection with adjustment A. The deferred tax liability is amortized over the same useful life of the intangible assets it is allocated to.

FF.	Represents the pro forma net loss per share for the year ended December, 31, 2022 and for the three months ended March 31, 2023. Pro forma basic and diluted net loss per share is computed by dividing the pro forma net loss by the weighted average number of the Company’s common stock outstanding after the closing of the Acquisition.

GG.	Reflects the reversal of transaction costs expensed by Iovance during the three months ended March 31, 2023. These costs are capitalized as part of preliminary purchase consideration in adjustment A.